Filed Pursuant to Rule 424(b)(2)
                                                     Registration No. 333-132747

                                 PROSPECTUS SUPPLEMENT
                                 (To Prospectus dated March 27, 2006)
Enhanced Bearish Securities
UBS AG $12,500,000 NOTES LINKED TO THE DOW JONES INDUSTRIAL AVERAGE(R) INDEX DUE DECEMBER 31, 2007

Issuer (Booking Branch):         UBS AG (Jersey Branch)

Term; Maturity Date:             13 months; December 31, 2007.

Coupon:                          We will not pay you interest during the term of the Notes.

Underlying Index:                The return on the Notes is linked to the performance of
                                 the Dow Jones Industrial Average(R) Index (the "Index").

Payment at                       At maturity, you will receive a cash payment per $10
Maturity:                        principal amount of the Notes based on the Index Return.

                                 >  If the Index Return is NEGATIVE, you will
                                    receive a POSITIVE return on your Notes equal
                                    to the Index Return MULTIPLIED by -3, up to a
                                    maximum gain of 15.4% on your Notes. For example,
                                    if the Index declines by 4% over the term of
                                    the Notes (an Index Return of -4%), you will
                                    receive a POSITIVE return of 12% (-4% x -3) on
                                    the Notes. If the Index Return is between 0%
                                    and 10%, you will receive your full principal.
                                    If the Index Return is greater than 10%, you
                                    will lose some of your principal. The payment
                                    at maturity will be reduced by 1% for every 1%
                                    gain in the Index that is above 10%, up to a
                                    maximum loss of 90% of the principal amount of
                                    the Notes. For example, if the Index increases
                                    by 20% over the term of the Notes (an Index
                                    Return of 20%), you will lose 10% of your
                                    principal.

                                 For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-17.

                                 IF THE LEVEL OF THE INDEX INCREASES OVER THE TERM OF
                                 THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL
                                 AMOUNT.

Index Return:                    Index Ending Level - Index Starting Level
                                 -----------------------------------------
                                             Index Starting Level

Index Starting Level:            12,326.95, the closing level of the Index on
                                 November 22, 2006 (the "trade date").

Index Ending Level:              The Index Ending Level will be the closing level of the
                                 Index on December 21, 2007 (the "final valuation date").

No Listing:                      The Notes will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network.

CUSIP Number:                    90261J798

SEE "RISK FACTORS" BEGINNING ON PAGE S-7 FOR RISKS RELATED TO AN INVESTMENT IN THE NOTES.

The offering is registered with the Securities and Exchange Commission. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement and accompanying prospectus. Any representation to the contrary is a criminal offense.

The Notes are not deposit liabilities of UBS AG and are not FDIC insured.

                           Price to       Underwriting      Proceeds to
                            Public          Discount          UBS AG
Per Note                     100%             1.50%           98.50%
Total                     $12,500,000       $187,500        $12,312,500


UBS INVESTMENT BANK                         UBS FINANCIAL SERVICES INC.
Prospectus Supplement dated November 22, 2006

                                                              [UBS LOGO OMITTED]

Prospectus Supplement Summary


THE FOLLOWING IS A SUMMARY OF TERMS OF THE NOTES, AS WELL AS A DISCUSSION OF FACTORS YOU SHOULD CONSIDER BEFORE PURCHASING THE NOTES. THE INFORMATION IN THIS
SECTION IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED EXPLANATIONS SET FORTH ELSEWHERE IN THIS PROSPECTUS SUPPLEMENT AND IN THE ACCOMPANYING PROSPECTUS. PLEASE NOTE THAT REFERENCES TO "UBS," "WE," "OUR" AND "US" REFER ONLY TO UBS AG AND NOT TO ITS CONSOLIDATED SUBSIDIARIES.

WHAT ARE THE ENHANCED BEARISH SECURITIES?

The Enhanced Bearish Securities (the "Notes") are medium-term notes issued by UBS that are designed for investors who believe that the level of the Dow Jones Industrial Average(R) Index (the "Index") will decrease over the term of the Notes. Investors must be willing to risk losing up to 90% of their principal amount invested if the level of the Index increases over the term of the Notes and to accept a return that will not exceed 15.4%. Investors must also be willing to forego interest payments on the Notes.

The return on the Notes is linked to the performance of the Index. At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Index Return.

> If the Index Return is NEGATIVE, you will receive a POSITIVE return on your Notes equal to the Index Return MULTIPLIED by -3, up to a maximum gain of 15.4% on your Notes. For example, if the Index declines by 4% over the term of the Notes (an Index Return of -4%), you will receive a POSITIVE return of 12% (-4% x -3) on the Notes.

> If the Index Return is between 0% and 10%, you will receive your full principal.

> If the Index Return is GREATER THAN 10%, you will lose some of your principal. The payment at maturity will be reduced by 1% for every 1% gain in the Index that is above 10%, up to a maximum loss of 90% of the principal amount of the Notes. For example, if the Index increases by 20% over the term of the Notes (an Index Return of 20%), you will lose 10% of your principal.

IF THE LEVEL OF THE INDEX INCREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT.

For a description of how the Index Return and your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-17.

SELECTED PURCHASE CONSIDERATIONS

> EXPOSURE TO NEGATIVE INDEX RETURNS--The Notes are designed for investors who believe that the Index will decrease over the term of the Notes and who are willing to risk losing up to 90% of their principal amount if the level of the Index increases over the term of the Notes. You will receive a POSITIVE return on your Notes only if the Index DECLINES over the term of your Notes.

> ENHANCED RETURN POTENTIAL--The Notes offer an investor the opportunity to benefit from declines in the Index. If the Index Return is negative, your return on the Notes will be the absolute value of three times the negative Index Return up to a maximum return on your Notes of 15.4%.

> PARTIAL PRINCIPAL PROTECTION--Your payment at maturity will be reduced by 1% for every 1% increase in the Index Return that is above 10%; however, you will not lose more than 90% of your principal amount regardless of the performance of the Index.

> MINIMUM INVESTMENT--Your minimum investment is 100 Notes at a principal amount of $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

> DIVERSIFICATION--The Notes may provide diversification within the equity portion of your portfolio through exposure to the Index.

WHAT ARE SOME OF THE RISKS OF THE NOTES?

An investment in the Notes involves risks. Some of these risks are summarized here, but we urge you to read the more detailed explanation of risks in "Risk Factors" on page S-7.

> YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL--The return on the Notes depends on the Index declining in value and you may lose some of your investment if the Index level increases. The payment to you at maturity will be reduced by 1% for every 1% gain in the Index that is above 10%, up to a maximum loss of 90% of the principal amount of the Notes.

> PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD YOUR NOTES TO MATURITY--You should be willing to hold your notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a significant discount and will not receive any principal protection.

> YOUR APPRECIATION POTENTIAL IS LIMITED--If the Index Return is negative, you will receive a positive return on your Notes equal to the Index Return multiplied by -3, up to a maximum gain on the Notes of 15.4%. Therefore, you will not benefit from any negative Index Return in excess of approximately -5.13% (that is, one-third of the maximum gain on the Notes). As a result, the maximum payment at maturity for each $10 principal amount of the Notes will be $11.54 (based on the maximum gain).

> NO INTEREST OR DIVIDEND PAYMENTS--You will not receive any interest payments on the Notes and you will not receive nor be entitled to receive any dividend payments or other distributions on the securities included in the Index (the "Index Constituent Stocks").

> THERE MAY BE LITTLE OR NO SECONDARY MARKET IN THE NOTES--The Notes will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network. There can be no assurance that a secondary market for the Notes will develop. UBS Securities LLC and other affiliates of UBS currently intend to make a market in the Notes, although they are not required to do so and may stop making a market at any time. If you sell your Notes prior to maturity, you may have to sell them at a substantial loss.

THE NOTES MAY BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Index Return will be NEGATIVE (and therefore you would receive a POSITIVE return on your investment).

> You are willing to make an investment where you could lose up to 90% of your principal amount.

>    You are willing to hold the Notes to maturity.

>    You do not seek current income from this investment.

THE NOTES MAY NOT BE A SUITABLE INVESTMENT FOR YOU IF:

> You believe that the Index Return will be POSITIVE (and therefore you would lose money on your investment).

>    You seek an investment that offers full principal protection.

>    You seek an investment whose return is not capped at 15.4%.

>    You seek current income from your investment.

>    You seek an investment for which there will be an active secondary market.

>    You are unable or unwilling to hold the Notes to maturity.

> You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

WHAT ARE THE TAX CONSEQUENCES OF THE NOTES?

THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. FOR A MORE COMPLETE DISCUSSION OF THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES, SEE "SUPPLEMENTAL U.S. TAX CONSIDERATIONS" ON PAGE S-25 AND DISCUSS THE TAX CONSEQUENCES OF YOUR SITUATION WITH YOUR TAX ADVISOR.

Pursuant to the terms of the Notes, UBS and you agree, in the absence of an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid derivative contract with respect to the Index. If your Notes are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long term capital gain or loss if you have held your Notes for more than one year.

IN THE OPINION OF OUR COUNSEL, SULLIVAN & CROMWELL LLP, IT WOULD BE REASONABLE TO TREAT YOUR NOTES IN THE MANNER DESCRIBED ABOVE. HOWEVER, BECAUSE THERE IS NO AUTHORITY THAT SPECIFICALLY ADDRESSES THE TAX TREATMENT OF THE NOTES, IT IS POSSIBLE THAT YOUR NOTES COULD ALTERNATIVELY BE TREATED FOR TAX PURPOSES IN THE MANNER DESCRIBED UNDER "SUPPLEMENTAL U.S. TAX CONSIDERATIONS--ALTERNATIVE TREATMENTS" ON PAGE S-26.

WHAT ARE THE STEPS TO CALCULATE PAYMENT AT MATURITY?

Set forth below is an explanation of the steps necessary to calculate the payment at maturity on the Notes.

STEP 1:  CALCULATE THE INDEX RETURN.

          The Index Return, which may be positive or negative, is the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage of the closing level of the Index on the trade date, calculated as follows:

                                Index Ending Level - Index Starting Level
                               -----------------------------------------------
            Index Return    =             Index Starting Level

          where the Index "Starting Level" is 12326.95, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

STEP 2:  CALCULATE THE ADJUSTED INDEX RETURN ON THE NOTES.

          The Adjusted Index Return is based on the Index Return, which may be positive or negative:

         1) If the Index Return is negative:
              ---------------------------

          Adjusted Index Return = (Index Return x -3), up to a maximum gain of 15.4%

         2) If the Index Return is positive:
              --------------------------

          Adjusted Index Return = (Index Return x -1 +10%), up to a maximum loss of 90%

STEP 3:  CALCULATE THE CASH PAYMENT AT MATURITY.

          Payment at maturity = principal amount of the Notes + (principal amount of the Notes x Adjusted Index Return)

HOW DO THE NOTES PERFORM AT MATURITY?
HYPOTHETICAL EXAMPLES
ASSUMPTIONS:

Index Starting Level:                             12326.95
Principal amount of the Notes:                    $10
Principal Protection:                             10%
Maximum gain on the Notes:                        15.4%
Maximum Payment at Maturity:                      $11.54

------------
* POTENTIAL GAINS ON THE NOTES AT MATURITY WILL BE CALCULATED BY MULTIPLYING ANY NEGATIVE INDEX RETURN BY -3 UP TO THE MAXIMUM GAIN ON THE NOTES. IN THE EXAMPLES BELOW, THE MAXIMUM GAIN ON THE NOTES IS 15.4%. THEREFORE, YOU WILL NOT BENEFIT FROM ANY NEGATIVE INDEX RETURN IN EXCESS OF APPROXIMATELY -5.13% (THAT IS, ONE THIRD OF THE MAXIMUM GAIN ON THE NOTES). AS A RESULT, THE MAXIMUM PAYMENT AT MATURITY FOR EACH $10 PRINCIPAL AMOUNT OF THE NOTES WILL BE $11.54 (BASED ON THE MAXIMUM GAIN).

EXAMPLE 1--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 4% BELOW ITS STARTING LEVEL OF 12326.95.

Since the Index Return is -4%, you receive a positive return equal to three times the decline in the Index, up to the 15.4% maximum gain on the Notes.

Adjusted Index Return = (Index Return x -3) = (-4% x -3) = 12%

Your total cash payment at maturity would therefore be $11.20 (a 12% total return on investment) which includes:

> Principal amount                             $10.00
> Principal amount x Adjusted Index Return     $ 1.20    ($10.00 x 12%)
                                              -------
                      TOTAL:                   $11.20
                                              =======

EXAMPLE 2--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 20% BELOW ITS STARTING LEVEL OF 12326.95.

Since the Index Return is -20%, you receive a positive return equal to three times the decline in the Index, up to the 15.4% maximum gain on the Notes.

Adjusted Index Return = (Index Return x -3) = (-20% x -3) = 60%, up to the 15.4% maximum gain on the Notes = 15.4%

Your total cash payment at maturity would therefore be limited to $11.54 (a 15.4% total return on investment) which includes:

> Principal amount                           $ 10.00
> Principal amount x Adjusted Index Return   $  1.54     ($10.00 x 15.4%)
                                             -------
                     TOTAL:                  $ 11.54     (this is the maximum payment
                                             =======      on the Notes)

EXAMPLE 3--ON THE FINAL VALUATION DATE, THE INDEX CLOSES 30% ABOVE ITS STARTING LEVEL OF 12326.95.

Since the Index Return is 30% on the final valuation date, your investment is exposed to the appreciation of the Index minus 10% principal protection.

Adjusted Index Return = (Index Return x -1 + 10%) = (30% x -1 + 10%) = -20%

Your total cash payment at maturity would therefore be $8.00 (a 20% loss on investment) which includes:

> Principal amount                             $ 10.00
> Principal amount x Adjusted Index Return     $ -2.00        ($10.00 x -20%)
                                               -------
                     TOTAL:                     $ 8.00
                                               =======

Hypothetical Performance of the Notes at Maturity

        ASSUMPTIONS:
        Index:                             Dow Jones Industrial Average(R) Index
        Principal amount of the Notes:     $10
        Term:                              13 months
        Maximum gain on the Notes:         15.4%
        Index performance:                 100% to -100% for table
                                           60% to -60% for graph

       ----------------------------------------------------------------------
               INDEX PERFORMANCE              PERFORMANCE OF THE NOTES
       ----------------------------------------------------------------------

                 INDEX RETURN                NOTES PAYMENT      TOTAL
                 AT MATURITY*                 AT MATURITY*     RETURN*
       --------------------------------  -----------------------------------
                     100%                        $1.00         -90.0%
       --------------------------------  -----------------------------------
                      80%                        $3.00         -70.0%
                      60%                        $5.00         -50.0%
                      50%                        $6.00         -40.0%
                      40%                        $7.00         -30.0%
                      30%                        $8.00         -20.0%
                      20%                        $9.00         -10.0%
       --------------------------------  -----------------------------------
                      10%                       $10.00           0.0%
       --------------------------------  -----------------------------------
                       5%                       $10.00           0.0%
       --------------------------------  -----------------------------------
                       0%                       $10.00           0.0%
       --------------------------------  -----------------------------------
                      -1%                       $10.30           3.0%
                      -3%                       $10.90           9.0%
       --------------------------------  -----------------------------------
                    5.13%                      $11.540         15.40%
       --------------------------------  -----------------------------------
                     -10%                      $11.540         15.40%
                     -15%                      $11.540         15.40%
                     -20%                      $11.540         15.40%
                     -40%                      $11.540         15.40%
                     -60%                      $11.540         15.40%
                     -80%                      $11.540         15.40%
       --------------------------------  -----------------------------------
                    -100%                      $11.540         15.40%
       --------------------------------  -----------------------------------


*Values have been rounded for ease of analysis



                               [GRAPHIC OMITTED]

--------------------------------------------------------------------------------
                                INDEX                                     NOTES

  INDEX (X AXIS)     INDEX (Y AXIS)          LEVER (X AXIS)     LEVER (Y AXIS)
--------------------------------------------------------------------------------
(horizonal value)   (vertical value)        (horizonal value)  (vertical value)

            -60%               -60%                      60%             -50%
            -56%               -56%                      56%             -46%
            -52%               -52%                      52%             -42%
            -50%               -50%                      50%             -40%
            -48%               -48%                      48%             -38%
            -44%               -44%                      44%             -34%
            -40%               -40%                      40%             -30%
            -36%               -36%                      36%             -26%
            -32%               -32%                      32%             -22%
            -28%               -28%                      28%             -18%
            -24%               -24%                      24%             -14%
            -20%               -20%                      20%             -10%
            -16%               -16%                      16%              -6%
            -12%               -12%                      12%              -2%
            -10%               -10%                      10%               0%
             -8%                -8%                       8%               0%
             -6%                -6%                       6%               0%
             -4%                -4%                       4%               0%
             -2%                -2%                       2%               0%
              0%                 0%                       0%               0%
              2%                 2%                      -2%               6%
              4%                 4%                      -4%           12.00%
           5.13%              5.13%                   -5.13%           15.40%
              6%                 6%                      -6%           15.40%
              8%                 8%                      -8%           15.40%
             10%                10%                     -10%           15.40%
             12%                12%                     -12%           15.40%
             15%                15%                     -15%           15.40%
             20%                20%                     -20%           15.40%
             22%                22%                     -22%           15.40%
             24%                24%                     -24%           15.40%
             26%                26%                     -26%           15.40%
             28%                28%                     -28%           15.40%
             32%                32%                     -32%           15.40%
             34%                34%                     -34%           15.40%
             36%                36%                     -36%           15.40%
             38%                38%                     -38%           15.40%
             40%                40%                     -40%           15.40%
             44%                44%                     -44%           15.40%
             48%                48%                     -48%           15.40%
             52%                52%                     -52%           15.40%
             56%                56%                     -56%           15.40%
             60%                60%                     -60%           15.40%

--------------------------------------------------------------------------------
Risk Factors


The return on the Notes is linked to the performance of the Index. Investing in the Notes is not equivalent to investing directly in the Index. This section describes the most significant risks relating to the Notes. WE URGE YOU TO READ THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS, BEFORE INVESTING IN THE NOTES.

THE RETURN ON THE NOTES DEPENDS ON THE INDEX DECLINING IN VALUE AND YOU MAY LOSE SOME OF YOUR PRINCIPAL IF THE INDEX LEVEL INCREASES.

The Notes differ from ordinary debt securities in that we will not pay you interest on the Notes or a fixed amount at maturity. Your cash payment at maturity will be based on the Index Return, which may be positive or negative. A positive Index Return will reduce your cash payment at maturity below your principal. IF THE LEVEL OF THE INDEX INCREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT.

See "What are the steps to calculate payment at maturity?"  on page S-4.

YOU ARE ENTITLED TO PARTIAL PRINCIPAL PROTECTION ONLY IF YOU HOLD YOUR NOTES TO MATURITY.

You should be willing to hold your Notes to maturity. If you sell your Notes in the secondary market prior to maturity, you may have to sell them at a significant discount and will not benefit from principal protection for 10% of the principal amount of your Notes.

YOUR MAXIMUM GAIN ON THE NOTES AT MATURITY IS 15.4%.

Your payment at maturity is based on the Index Return. If the Index Return is NEGATIVE, you will receive a POSITIVE return on your Notes equal to the Index Return MULTIPLIED BY -3, up to the maximum gain on the Notes of 15.4%. Since the maximum gain on the Notes is 15.4%, you will not benefit from a negative Index Return in excess of approximately -5.13% (which is equal to one-third of the maximum gain on the Notes).

THE MARKET VALUE OF THE NOTES MAY BE INFLUENCED BY UNPREDICTABLE FACTORS.

The market value of your Notes may fluctuate between the date you purchase them and the final valuation date, when the calculation agent will determine your payment at maturity. Several factors, many of which are beyond our control, will influence the market value of the Notes. We expect that generally the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include:

> the volatility of the Index (I.E., the frequency and magnitude of changes in the level of the Index);

>    the market price of the Index Constituent Stocks;

> the dividend rate paid on the Index Constituent Stocks (while no dividends are paid to holders of the Notes, dividend payments on the Index Constituent Stocks may influence the value of the Index Constituent Stocks and the level of the Index, and therefore affect the market value of the Notes);

> supply and demand for the Notes, including inventory positions with UBS Securities LLC or any other market-maker;

>    interest rates in the market;

>    the time remaining to the maturity of the Notes;

RISK FACTORS
--------------------------------------------------------------------------------

>    the creditworthiness of UBS; and

> economic, financial, political, regulatory, judicial or other events that affect the level of the Index or the market price of the Index Constituent Stocks or that affect stock markets generally.

These factors interrelate in complex ways, and the effect of one factor on the market value of your Notes may offset or enhance the effect of another factor.

THERE MAY NOT BE AN ACTIVE TRADING MARKET IN THE NOTES--SALES IN THE SECONDARY MARKET MAY RESULT IN SIGNIFICANT LOSSES.

You should be willing to hold your Notes to maturity. There may be little or no secondary market for the Notes. The Notes will not be listed or displayed on any securities exchange, the Nasdaq Global Market System or any electronic communications network. UBS Securities LLC and other affiliates of UBS currently intend to make a market for the Notes, although they are not required to do so. UBS Securities LLC or any other affiliate of UBS may stop any such market-making activities at any time. Even if a secondary market for the Notes develops, it may not provide significant liquidity or trade at prices advantageous to you.

If you sell your Notes before maturity, you may have to do so at a substantial principal discount from the issue price, and as a result you may suffer substantial losses.

OWNING THE NOTES IS NOT THE SAME AS OWNING THE INDEX CONSTITUENT STOCKS.

The return on your Notes may not reflect the return you would realize if you actually owned the Index Constituent Stocks. This is the case because the level of the Index is calculated in part by reference to the prices of the Index Constituent Stocks without taking into consideration the value of dividends paid on those stocks.

Even if the level of the Index decreases during the term of the Notes, the market value of the Notes may not increase by the same amount. It is also possible for the level of the Index to decrease while the market value of the Notes declines.

CHANGES THAT AFFECT THE INDEX WILL AFFECT THE MARKET VALUE OF THE NOTES AND THE AMOUNT YOU WILL RECEIVE AT MATURITY.

The policies of Dow Jones & Company, Inc. ("Dow Jones") concerning the calculation of the Index, additions, deletions or substitutions of the Index Constituent Stocks and the manner in which changes affecting the Index Constituent Stocks or the issuers of the Index Constituent Stocks, such as stock dividends, reorganizations or mergers, are reflected in the Index, could affect the Index and, therefore, could affect the amount payable on the Notes at maturity, and the market value of the Notes prior to maturity. The amount payable on the Notes and their market value could also be affected if Dow Jones changes these policies, for example, by changing the manner in which it calculates the Index, or if Dow Jones discontinues or suspends calculation or publication of the Index, in which case it may become difficult to determine the market value of the Notes. If events such as these occur or if the Index Ending Level is not available because of a market disruption event or for any other reason and no successor index is selected, the calculation agent--which initially will be UBS Securities LLC, an affiliate of UBS--may determine the Index Ending Level or fair market value of the Notes--and, thus, the amount payable at maturity--in a manner it considers appropriate, in its sole discretion.

THE FORMULA FOR DETERMINING YOUR PAYMENT AT MATURITY DOES NOT TAKE INTO ACCOUNT ALL DEVELOPMENTS IN THE INDEX.

Changes in the Index during the term of the Notes before the final valuation date will not be reflected in the calculation of your payment at maturity. The calculation agent will calculate your payment at maturity by comparing only the level of the Index on the trade date and the level of the Index on the final valuation date. No other levels will be taken into account. As a result, you may lose some or most of your investment even if the Index has fallen at certain times during the term of the Notes before rising to a level above its starting level on the final valuation date.

RISK FACTORS
--------------------------------------------------------------------------------

THE INCLUSION OF COMMISSIONS AND COMPENSATION IN THE ORIGINAL ISSUE PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which UBS Securities LLC or its affiliates are willing to purchase the notes in secondary market transactions will likely be lower than the initial public offering price, since the initial public offering price included, and secondary market prices are likely to exclude, commissions or other compensation paid with respect to the notes. In addition, any such prices may differ from values determined by pricing models used by UBS Securities LLC or its affiliates, as a result of dealer discounts, mark-ups or other transactions.

TRADING AND OTHER TRANSACTIONS BY UBS OR ITS AFFILIATES IN THE INDEX CONSTITUENT STOCKS, FUTURES, OPTIONS, EXCHANGE-TRADED FUNDS OR OTHER DERIVATIVE PRODUCTS ON THE INDEX CONSTITUENT STOCKS OR THE INDEX, MAY IMPAIR THE MARKET VALUE OF THE NOTES.

As described below under "Use of Proceeds and Hedging" on page S-23, we or one or more affiliates may hedge our obligations under the Notes by purchasing the Index Constituent Stocks, futures or options on the Index Constituent Stocks or the Index, or exchange-traded funds or other derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index, and we may adjust these hedges by, among other things, purchasing or selling the Index Constituent Stocks, futures, options or exchange-traded funds or other derivative instruments at any time. Although they are not expected to, any of these hedging activities may affect the market price of the Index Constituent Stocks and the level of the Index and, therefore, the market value of the Notes. It is possible that we or one or more of our affiliates could receive substantial returns from these hedging activities while the market value of the Notes declines.

We or one or more of our affiliates may also engage in trading in the Index Constituent Stocks and other investments relating to the Index Constituent Stocks or the Index on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block trades. Any of these activities could affect the market price of the Index Constituent Stocks, and the level of the Index and, therefore, the market value of the Notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the Index Constituent Stocks or the Index. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the Notes.

UBS AND ITS AFFILIATES HAVE NO AFFILIATION WITH DOW JONES AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC DISCLOSURE OF INFORMATION.

UBS and its affiliates are not affiliated with Dow Jones in any way (except for licensing arrangements discussed below in "The Dow Jones Industrial Average(R) Index" beginning on page S-12) and have no ability to control or predict its actions, including any errors in or discontinuation of disclosure regarding its methods or policies relating to the calculation of the Index. If Dow Jones discontinues or suspends the calculation of the Index, it may become difficult to determine the market value of the Notes or the amount payable at maturity. The calculation agent may designate a successor index selected in its sole discretion. If the calculation agent determines in its sole discretion that no successor index comparable to the Index exists, the amount you receive at maturity will be determined by the calculation agent in its sole discretion. See "Specific Terms of the Notes--Market Disruption Event" on page S-18 and "Specific Terms of the Notes--Discontinuance of or Adjustment to the Index; Alteration of Method of Calculation" on page S-21. Dow Jones is not involved in the offer of the Notes in any way and has no obligation to consider your interest as an owner of Notes in taking any actions that might affect the value of your Notes.

We have derived the information about Dow Jones and the Index in this prospectus supplement from publicly available information, without independent verification. Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about Dow Jones or the Index contained in this prospectus supplement. You, as an investor in the Notes, should make your own investigation into Dow Jones and the Index.

RISK FACTORS
--------------------------------------------------------------------------------

HISTORICAL PERFORMANCE OF THE INDEX SHOULD NOT BE TAKEN AS AN INDICATION OF THE FUTURE PERFORMANCE OF THE INDEX DURING THE TERM OF THE NOTES.

The trading prices of the Index Constituent Stocks will determine the Index level. As a result, it is impossible to predict whether, or the extent to which, the level of the Index will rise or fall. Trading prices of the Index Constituent Stocks will be influenced by complex and interrelated political, economic, financial and other factors that can affect the issuers of the Index Constituent Stocks and the level of the Index. Accordingly, the historical performance of the Index should not be taken as an indication of the future performance of the Index.

THE BUSINESS ACTIVITIES OF UBS OR ITS AFFILIATES MAY CREATE CONFLICTS OF
INTEREST.

As noted above, UBS and its affiliates expect to engage in trading activities related to the Index and the Index Constituent Stocks that are not for the account of holders of the Notes or on their behalf. These trading activities may present a conflict between the holders' interest in the Notes and the interests UBS and its affiliates will have in their proprietary accounts in facilitating transactions, including block trades and options and other derivatives transactions, for their customers and in accounts under their management. These trading activities, if they influence the level of the Index, could be adverse to the interests of the holders of the Notes.

UBS and its affiliates may, at present or in the future, engage in business with the issuers of the Index Constituent Stocks, including making loans or providing advisory services to those companies. These services could include investment banking and merger and acquisition advisory services. These activities may present a conflict between the obligations of UBS AG or another affiliate of UBS AG and the interests of holders of the Notes. Any of these activities by UBS AG, UBS Securities LLC or other affiliates may affect the market price of the Index Constituent Stocks and/or the level of the Index and, therefore, the market value of the Notes.

WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE LEVEL OF THE UNDERLYING ASSETS, INDEX OR INDICES TO WHICH THE NOTES ARE LINKED OR THE MARKET VALUE OF THE NOTES.

UBS and its affiliates publish research from time to time on financial markets and other matters that may influence the value of the Notes, or express opinions or provide recommendations that are inconsistent with purchasing or holding the Notes. UBS and its affiliates have published research or other opinions that calls into question the investment view implicit in the Notes. Any research, opinions or recommendations expressed by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Notes and the underlying assets, index or indices to which the Notes are linked.

SIGNIFICANT ASPECTS OF THE TAX TREATMENT OF THE NOTES ARE UNCERTAIN.

Significant aspects of the tax treatment of the Notes are uncertain. We do not plan to request a ruling from the Internal Revenue Service regarding the tax treatment of the Notes, and the Internal Revenue Service or a court may not agree with the tax treatment described in this prospectus supplement. Please read carefully the section entitled "What are the tax consequences of the Notes?" in the summary section on page S-3, "Supplemental U.S. Tax Considerations" on page S-25, and the section "U.S. Tax Considerations" in the accompanying prospectus. You should consult your tax advisor about your own tax situation.

RISK FACTORS
--------------------------------------------------------------------------------

YOU WILL NOT RECEIVE INTEREST PAYMENTS ON THE NOTES OR DIVIDEND PAYMENTS ON THE INDEX CONSTITUENT STOCKS OR HAVE SHAREHOLDER RIGHTS IN THE INDEX CONSTITUENT STOCKS.

You will not receive any periodic interest payments on the Notes and you will not receive any dividend payments or other distributions on the Index Constituent Stocks. As a holder of the Notes, you will not have voting rights or any other rights that holders of the Index Constituent Stocks may have.

THE CALCULATION AGENT CAN POSTPONE THE DETERMINATION OF THE INDEX ENDING LEVEL OR THE MATURITY DATE IF A MARKET DISRUPTION EVENT OCCURS ON THE FINAL VALUATION DATE.

The determination of the Index Ending Level may be postponed if the calculation agent determines that a market disruption event has occurred or is continuing on the final valuation date. If such a postponement occurs, the calculation agent will use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the final valuation date be postponed by more than ten business days. As a result, the maturity date for the Notes could also be postponed, although not by more than ten business days.

If the determination of the Index Ending Level on the final valuation date is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level that would have prevailed in the absence of the market disruption event. See "Specific Terms of the Notes--Market Disruption Event" on page S-18.

THERE ARE POTENTIAL CONFLICTS OF INTEREST BETWEEN YOU AND THE CALCULATION AGENT.

Our affiliate, UBS Securities LLC, will serve as the calculation agent. UBS Securities LLC will, among other things, decide the amount of your payment at maturity on the Notes. We may change the calculation agent after the original issue date without notice. For a fuller description of the calculation agent's role, see "Specific Terms of the Notes--Role of Calculation Agent" on page S-22. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent may have to determine whether a market disruption event affecting the Index Constituent Stocks or the Index has occurred or is continuing on the final valuation date. This determination may, in turn, depend on the calculation agent's judgment whether the event has materially interfered with our ability or the ability of any of our affiliates to unwind our hedge positions. Since this determination by the calculation agent will affect the payment at maturity on the Notes, the calculation agent may have a conflict of interest if it needs to make any such decision.

--------------------------------------------------------------------------------

The Dow Jones Industrial Average(R) Index

We have derived all information regarding the Dow Jones Industrial Average (the "Index") contained in this prospectus supplement from publicly available information. Such information reflects the policies of, and is subject to change by, Dow Jones & Company, Inc. ("Dow Jones"). Dow Jones owns the copyright and all other rights to the Index. Dow Jones has no obligation to continue to publish, and may discontinue publication of, the Index. We do not assume any responsibility for the accuracy or completeness of such information.

The Index is a benchmark of performance for leading companies in the U.S. stock market. The Index consists of 30 "blue-chip" U.S. stocks, although this has not always been the case. The number of stocks in the Index was 12 in 1896, rose to 20 in 1916, then to 30 in 1928, and has been at that level ever since.

The Index is calculated by adding up the prices of the 30 constituent stocks and dividing the total by a divisor. The divisor is now a number that reflects adjustments over time resulting from spin-offs, stock splits, stock dividends and other corporate actions, as well as additions and deletions to the Index. The adjustments to the divisor also allow the Index calculation to remain comparable over time.

According to Dow Jones, the composition of the Index is determined at the discretion of the editors of THE WALL STREET JOURNAL. While there are no rules for component selection, a stock typically is added only if it has an excellent reputation, demonstrates sustained growth, is of interest to a large number of investors and accurately represents the sector(s) covered by the average. The Index is not limited to traditionally defined industrial stocks. Instead, the Index serves as a measure of the entire U.S. market, covering such diverse industries as financial services, technology, retail, entertainment and consumer goods.

For the sake of continuity, changes to the composition of the Index are rare, and generally occur only after corporate acquisitions or other dramatic shifts in a component's core business. When such an event necessitates that one component be replaced, the entire Index is reviewed by the editors of THE WALL STREET JOURNAL. As a result, multiple component changes are often implemented simultaneously.

Below is a breakdown of the stocks included in the Index by Industry group as of the close of market on November 22, 2006.

                                                                        WEIGHT
STOCKS INCLUDED IN THE INDEX                                            IN THE
BREAKDOWN BY INDUSTRY                                                  INDEX(1)
--------------------------------------------------------------------------------
Consumer, Cyclical
  General Motors Corporation............................................  2.02%
  The Home Depot, Inc...................................................  2.48%
  McDonald's Corporation................................................  2.74%
  Wal-Mart Stores, Inc..................................................  3.12%
--------------------------------------------------------------------------------
    Industry Sub-Total.................................................. 10.36%
Consumer, Non-cyclical
  The Coca-Cola Company.................................................  3.06%
  Altria Group, Inc.....................................................  5.47%
  Johnson & Johnson.....................................................  4.34%
  Pfizer Inc............................................................  1.76%
  The Procter & Gamble Company..........................................  4.14%
  Merck & Co., Inc......................................................  2.88%
--------------------------------------------------------------------------------
    Industry Sub-Total.................................................. 21.65%

THE DOW JONES INDUSTRIAL AVERAGE(R) INDEX
--------------------------------------------------------------------------------

                                                                         WEIGHT
STOCKS INCLUDED IN THE INDEX                                             IN THE
BREAKDOWN BY INDUSTRY                                                   INDEX(1)
--------------------------------------------------------------------------------
Energy
  Exxon Mobil Corporation..............................................   4.74%
-------------------------------------------------------------------------------
    Industry Sub-Total.................................................   4.74%
Financial
  American Express Company.............................................   3.89%
  American International Group, Inc....................................   4.65%
  Citigroup Inc........................................................   3.30%
  J.P. Morgan Chase & Co...............................................   3.09%
-------------------------------------------------------------------------------
    Industry Sub-Total.................................................  14.93%
Industrial
  3M Company...........................................................   5.30%
  The Boeing Company...................................................   5.86%
  Caterpillar Inc......................................................   4.08%
  General Electric Company.............................................   2.34%
  Honeywell International Inc..........................................   2.80%
  United Technologies Corporation......................................   4.28%
--------------------------------------------------------------------------------
    Industry Sub-Total.................................................  24.66%
Materials
  Alcoa Inc............................................................   1.98%
  E.I. du Pont de Nemours and Company..................................   3.16%
--------------------------------------------------------------------------------
    Industry Sub-Total.................................................   5.14%
Technology
  Hewlett-Packard Company..............................................   2.58%
  Intel Corporation....................................................   1.41%
  International Business Machines Corporation..........................   6.08%
  Microsoft Corporation................................................   1.94%
--------------------------------------------------------------------------------
    Industry Sub-Total.................................................  12.01%
Telecommunications
  AT&T Inc.............................................................   2.12%
  Verizon Communications Inc...........................................   2.26%
  The Walt Disney Company..............................................   2.14%
--------------------------------------------------------------------------------
    Industry Sub-Total.................................................   6.52%
--------------------------------------------------------------------------------
    DOW JONES INDEX TOTAL..............................................  100.0%
--------------------------------------------------------------------------------


------------
Source: Bloomberg L.P.

(1) Weights have been rounded for ease of analysis.

THE DOW JONES INDUSTRIAL AVERAGE(R) INDEX
--------------------------------------------------------------------------------

The closing level of the Index as of November 22, 2006 was 12326.95. The following graph sets forth the historical performance of the Index from January 29, 1988 through November 22, 2006.

           1988            1958.22
                           2071.62
                           1988.06
                           2032.33
                           2031.12
                           2141.71
                           2128.73
                           2031.65
                            2112.7
                           2148.65
                           2114.51
                            2168.6
                           2342.32
                           2258.39
                           2293.62
                            2418.8
                           2480.15
                           2440.06
                           2660.66
                           2737.27
                           2692.82
                           2645.08
                           2706.27
                            2753.2
           1990            2590.54
                           2627.25
                           2707.21
                           2656.76
                           2876.66
                           2880.69
                            2905.2
                           2614.36
                           2452.48
                           2442.33
                           2559.65
                           2633.66
                           2736.39
                           2882.18
                           2913.86
                           2887.87
                            3027.5
                           2906.75
                           3024.82
                            3043.6
                           3016.77
                            3069.1
                           2894.68
                           3168.83
           1992            3223.39
                           3267.67
                           3235.47
                           3359.12
                           3396.88
                           3318.52
                           3393.78
                           3257.35
                           3271.66
                           3226.28
                           3305.16
                           3301.11
                           3310.03
                           3370.81
                           3435.11
                           3427.55
                           3527.43
                           3516.08
                           3539.47
                           3651.25
                           3555.12
                           3680.59
                           3683.95
                           3754.09
           1994            3978.36
                           3832.02
                           3635.96
                           3681.69
                           3758.37
                           3624.96
                            3764.5
                           3913.42
                           3843.19
                           3908.12
                           3739.23
                           3834.44
                           3843.86
                           4011.05
                           4157.69
                           4321.27
                           4465.14
                            4556.1
                           4708.47
                           4610.56
                           4789.08
                           4755.48
                           5074.49
                           5117.12
           1996             5395.3
                           5485.62
                           5587.14
                           5569.08
                           5643.18
                           5654.63
                           5528.91
                           5616.21
                           5882.17
                           6029.38
                            6521.7
                           6448.27
                           6813.09
                           6877.74
                           6583.48
                           7008.99
                           7331.04
                           7672.79
                           8222.61
                           7622.42
                           7945.26
                           7442.08
                           7823.13
                           7908.25
           1998             7906.5
                           8545.72
                           8799.81
                           9063.37
                           8899.95
                           8952.02
                           8883.29
                           7539.07
                           7842.62
                            8592.1
                           9116.55
                           9181.43
                           9358.83
                           9306.58
                           9786.16
                             10789
                           10559.7
                           10970.8
                           10655.2
                           10829.3
                             10337
                           10729.9
                           10877.8
                           11497.1
           2000            10940.5
                           10128.3
                           10921.9
                           10733.9
                           10522.3
                           10447.9
                             10522
                           11215.1
                           10650.9
                           10971.1
                           10414.5
                           10786.8
                           10887.4
                           10495.3
                           9878.78
                             10735
                           10911.9
                           10502.4
                           10522.8
                           9949.75
                           8847.56
                           9075.14
                           9851.56
                           10021.5
           2002               9920
                           10106.1
                           10403.9
                           9946.22
                           9925.25
                           9243.26
                           8736.59
                            8663.5
                           7591.93
                           8397.03
                           8896.09
                           8341.63
                           8053.81
                           7891.08
                           7992.13
                           8480.09
                           8850.26
                           8985.44
                            9233.8
                           9415.82
                           9275.06
                           9801.12
                           9782.46
                           10453.9
           2004            10488.1
                           10583.9
                           10357.7
                           10225.6
                           10188.5
                           10435.5
                           10139.7
                           10173.9
                           10080.3
                           10027.5
                             10428
                             10783
                           10489.9
                           10766.2
                           10503.8
                           10192.5
                           10467.5
                             10275
                           10640.9
                           10481.6
                           10568.7
                           10440.1
                           10805.9
                           10717.5
           2006            10864.9
                           10993.4
                           11109.3
                           11367.1
                           11168.3
                           11150.2
                           11185.7
                           11381.2
                           11679.1
                           12080.7
                             12327


------------
Source: Bloomberg L.P.

Historical performance of the Index is not indicative of future performance of the Index.

LICENSE AGREEMENT

We have entered into a non-exclusive license agreement with Dow Jones, which grants us a license in exchange for a fee to use the Index in connection with the issuance of certain securities, including the Notes.

"Dow Jones" and "Dow Jones Industrial AverageSM" are service marks of Dow Jones and have been licensed for use for certain purposes by UBS.

The Notes are not sponsored, endorsed, sold or promoted by Dow Jones. Dow Jones makes no representation or warranty, express or implied, to the owners of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly. Dow Jones' only relationship to UBS is the licensing of certain trademarks, trade names and service marks of Dow Jones and of the Dow Jones Industrial AverageSM, which is determined, composed and calculated by Dow Jones without regard to UBS or the Notes. Dow Jones has no obligation to take the needs of UBS or the owners of the Notes into consideration in determining, composing or calculating the Dow Jones Industrial AverageSM. Dow Jones is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the Notes.

THE DOW JONES INDUSTRIAL AVERAGE(R) INDEX
--------------------------------------------------------------------------------

DOW JONES DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN AND DOW JONES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. DOW JONES MAKES NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY UBS, OWNERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE DOW JONES INDUSTRIAL AVERAGESM OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL DOW JONES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES OR LOSSES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN DOW JONES AND UBS.

--------------------------------------------------------------------------------

Valuation of the Notes


AT MATURITY. Your cash payment at maturity is based on the Index Return. If the Index Return is NEGATIVE, you will receive a positive return on your Notes equal to the Index Return multiplied by -3, up to a maximum gain on the Notes of 15.4%. Therefore, the maximum payment at maturity for each $10 principal amount of the Notes will be $11.54. The Notes are exposed to any increase in the level of the Index and a positive Index Return in excess of 10% will reduce your cash payment at maturity below your principal amount. If the Index increases over the term of the Notes, you may lose up to 90% of your principal amount. For a description of how your payment at maturity will be calculated, see "What are the steps to calculate payment at maturity?" on page S-4 and "Specific Terms of the Notes--Payment at Maturity" on page S-17.

PRIOR TO MATURITY. You should understand that the market value of the Notes prior to maturity will be affected by several factors, many of which are beyond our control. We expect that, generally, the level of the Index on any day will affect the market value of the Notes more than any other single factor. Other factors that may influence the market value of the Notes include supply and demand for the Notes, the volatility of the Index, the level of interest rates and other economic conditions, as well as the perceived creditworthiness of UBS. See "Risk Factors" beginning on page S-7 for a discussion of the factors that may influence the market value of the Notes prior to maturity.

--------------------------------------------------------------------------------

Specific Terms of the Notes


In this section, references to "holders" mean those who own the Notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not those who own beneficial interests in the Notes registered in street name or in the Notes issued in book-entry form through The Depository Trust Company or another depositary. Owners of beneficial interests in the Notes should read the section entitled "Legal Ownership and Book-Entry Issuance" in the accompanying prospectus.

The Notes are part of a series of debt securities entitled "Medium Term Notes, Series A" that we may issue, from time to time, under the indenture more particularly described in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the Notes. Terms that apply generally to all Medium Term Notes, Series A are described in "Description of Debt Securities We May Offer" in the accompanying prospectus. The terms described here (I.E., in this prospectus supplement) supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

Please note that the information about the price to the public and the net proceeds to UBS on the front cover of this prospectus supplement relates only to the initial sale of the Notes. If you have purchased the Notes in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

We describe the terms of the Notes in more detail below. References to "Index" mean the Dow Jones Industrial Average(R) Index.

COUPON

We will not pay you interest during the term of the Notes.

DENOMINATION

Your minimum investment is 100 Notes at a principal amount at $10.00 per Note (for a total minimum purchase price of $1,000). Purchases in excess of the minimum amount may be made in integrals of one Note at a principal amount of $10.00 per Note. Purchases and sales made in the secondary market are not subject to the minimum investment of 100 Notes.

PAYMENT AT MATURITY

At maturity, you will receive a cash payment per $10 principal amount of the Notes based on the Index Return.

> If the Index Return is NEGATIVE, you will receive a POSITIVE return on your Notes equal to the Index Return MULTIPLIED BY -3, up to a maximum gain of 15.4% on your Notes. For example, if the Index declines by 4% over the term of the Notes (an Index Return of -4%), you will receive a POSITIVE return of 12% (-4% x -3) on the Notes.

> If the Index Return is between 0% and 10%, you will receive your full principal.

> If the Index Return is GREATER THAN 10%, you will lose some of your principal. The payment at maturity will be reduced by 1% for every 1% gain in the Index greater than 10%, up to a maximum loss of 90% of the principal amount of the Notes. For example, if the Index increases by 20% over the term of the Notes (an Index Return of 20%), you will lose 10% of your principal.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

IF THE INDEX INCREASES OVER THE TERM OF THE NOTES, YOU MAY LOSE UP TO 90% OF YOUR PRINCIPAL AMOUNT.

For each $10 principal amount of the Notes, we will pay you in cash an amount equal to $10 plus the Adjusted Index Return multiplied by $10.

The "Index Return" will be the difference between the closing level of the Index on the final valuation date and on the trade date, expressed as a percentage and calculated as follows:

                          Index Ending Level - Index Starting Level
                       ------------------------------------------------------
      Index Return   =               Index Starting Level

where the "Index Starting Level" is 12326.95, the closing level of the Index on the trade date, and the "Index Ending Level" is the closing level of the Index on the final valuation date.

The "Adjusted Index Return" will be based on the Index Return, which may be positive or negative.

IF THE INDEX RETURN IS NEGATIVE:

Adjusted Index Return = (Index Return x -3), up to a maximum gain of 15.4%

IF THE INDEX RETURN IS POSITIVE:

Adjusted Index Return = (Index Return x -1 +10%), up to a maximum loss of 90%

The payment at maturity for each Note will be calculated as follows:

          Payment at maturity = principal amount of the Note + (principal amount of the Note x Adjusted Index Return)

See "What are the steps to calculate payment at maturity?"  on page S-4.

MATURITY DATE

The maturity date will be on December 31, 2007, unless that day is not a business day, in which case the maturity date will be the next following business day. If the fifth business day before this applicable day does not qualify as the final valuation date as determined in accordance with "--Final Valuation Date" below, then the maturity date will be the fifth business day following such final valuation date. The calculation agent may postpone the final valuation date--and therefore the maturity date--if a market disruption event occurs or is continuing on a day that would otherwise be the final valuation date. We describe market disruption events under "--Market Disruption Event" below.

FINAL VALUATION DATE

The final valuation date will be on December 21, 2007, unless the calculation agent determines that a market disruption event occurs or is continuing on that day. In that event, the final valuation date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the final valuation date for the Notes be postponed by more than 10 business days.

MARKET DISRUPTION EVENT

The calculation agent will determine the Index Ending Level on the final valuation date. As described above, the final valuation date may be postponed, and thus the determination of the Index Ending Level may be postponed if the calculation agent determines that, on the final valuation date, a market disruption event has occurred or is continuing. If such a postponement occurs, the calculation agent will

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

use the closing level of the Index on the first business day on which no market disruption event occurs or is continuing. In no event, however, will the determination of the Index Ending Level be postponed by more than ten business days.

If the determination of the Index Ending Level is postponed to the last possible day, but a market disruption event occurs or is continuing on that day, that day will nevertheless be the date on which the Index Ending Level will be determined by the calculation agent. In such an event, the calculation agent will make a good faith estimate in its sole discretion of the Index Ending Level.

Any of the following will be a market disruption event:

> a suspension, absence or material limitation of trading in a material number of Index Constituent Stocks for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> a suspension, absence or material limitation of trading in option or futures contracts relating to the Index or a material number of Index Constituent Stocks in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

> the Index is not published, as determined by the calculation agent in its sole discretion; or

> in any other event, if the calculation agent determines in its sole discretion that the event materially interferes with our ability or the ability of any of our affiliates to unwind all or a material portion of a hedge with respect to the Notes that we or our affiliates have effected or may effect as described in the section entitled "Use of Proceeds and Hedging" on page S-23.

The following events will not be market disruption events:

> a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

> a decision to permanently discontinue trading in the option or futures contracts relating to the Index or any Index Constituent Stocks.

For this purpose, an "absence of trading" in the primary securities market on which option or futures contracts related to the Index or any Index Constituent Stocks are traded will not include any time when that market is itself closed for trading under ordinary circumstances.

REDEMPTION PRICE UPON OPTIONAL TAX REDEMPTION

We have the right to redeem the Notes in the circumstances described under "Description of Debt Securities We May Offer--Optional Tax Redemption" in the accompanying prospectus. If we exercise this right, the redemption price of the Notes will be determined by the calculation agent in a manner reasonably calculated to preserve your and our relative economic position.

DEFAULT AMOUNT ON ACCELERATION

If an event of default occurs and the maturity of the Notes is accelerated, we will pay the default amount in respect of the principal of the Notes at maturity. We describe the default amount below under "--Default Amount."

For the purpose of determining whether the holders of our Series A medium-term notes, of which the Notes are a part, are entitled to take any action under the indenture, we will treat the outstanding principal amount of the Notes as the outstanding principal amount of that Note. Although the terms of

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

the Notes may differ from those of the other Series A medium-term notes, holders of specified percentages in principal amount of all Series A medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series A medium-term notes, including the Notes. This action may involve changing some of the terms that apply to the Series A medium-term notes, accelerating the maturity of the Series A medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the attached prospectus under "Description of Debt Securities We May Offer--Default, Remedies and Waiver of Default" and "Description of Debt Securities We May Offer--Modification and Waiver of Covenants."

DEFAULT AMOUNT

The default amount for the Notes on any day will be an amount, in U.S. Dollars for the principal of the Notes, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to the Notes as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to the Notes. That cost will equal:

> the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking; plus

> the reasonable expenses, including reasonable attorneys' fees, incurred by the holders of the Notes in preparing any documentation necessary for this assumption or undertaking.

During the default quotation period for the Notes, which we describe below, the holders of the Notes and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest--or, if there is only one, the only--quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

>    no quotation of the kind referred to above is obtained; or

> every quotation of that kind obtained is objected to within five business days after the due date as described above.

If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

In any event, if the default quotation period and the subsequent two business days objection period have not ended before the final valuation date, then the default amount will equal the principal amount of the Notes.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

QUALIFIED FINANCIAL INSTITUTIONS

For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

> A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency; or

> P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

DISCONTINUANCE OF OR ADJUSTMENT TO THE INDEX; ALTERATION OF METHOD OF
CALCULATION

If Dow Jones discontinues publication of the Index and it or any other person or entity publish a substitute index that the calculation agent determines is comparable to the Index and approves as a successor index, then the calculation agent will determine the Index Ending Level and the amount payable at maturity by reference to such successor index.

If the calculation agent determines that the publication of the Index is discontinued and that there is no successor index on the date when the ending level of the Index is required to be determined, the calculation agent will instead make the necessary determination by reference to a group of stocks or one or more indices and will apply a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the Index.

If the calculation agent determines that the Index Constituent Stocks or the method of calculating the Index has been changed at any time in any respect that causes the Index not to fairly represent the value of the Index had such changes not been made or that otherwise affects the calculation of the Index Ending Level or the amount payable at maturity, then the calculation agent may make adjustments in this method of calculating the Index that it believes are appropriate to ensure that the level of the Index used to determine the amount payable on the maturity date is equitable. All determinations and adjustments to be made by the calculation agent with respect to the Index Ending Level and the amount payable at maturity or otherwise relating to the level of the Index may be made by the calculation agent in its sole discretion.

MANNER OF PAYMENT AND DELIVERY

Any payment on or delivery of the Notes at maturity will be made to accounts designated by you and approved by us, or at the office of the trustee in New York City, but only when the Notes are surrendered to the trustee at that office. We also may make any payment or delivery in accordance with the applicable procedures of the depositary.

BUSINESS DAY

When we refer to a business day with respect to the Notes, we mean any day that is a business day of the kind described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus.

MODIFIED BUSINESS DAY

As described in "Description of Debt Securities We May Offer--Payment Mechanics for Debt Securities" in the attached prospectus, any payment on the Notes that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date, except as described under "--Maturity Date" and "--Final Valuation Date" above.

SPECIFIC TERMS OF THE NOTES
--------------------------------------------------------------------------------

ROLE OF CALCULATION AGENT

Our affiliate, UBS Securities LLC, will serve as the calculation agent. We may change the calculation agent after the original issue date of the Notes without notice. The calculation agent will make all determinations regarding the value of the Notes at maturity, market disruption events, business days, the default amount, the Index Return, the Index Starting Level, the Index Ending Level and the amount payable in respect of your Notes. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent. You will not be entitled to any compensation from us for any loss suffered as a result of any of the above determinations by the calculation agent.

BOOKING BRANCH

The Notes will be booked through UBS AG, Jersey Branch.

--------------------------------------------------------------------------------

Use of Proceeds and Hedging


We will use the net proceeds we receive from the sale of the Notes for the purposes we describe in the attached prospectus under "Use of Proceeds." We or our affiliates may also use those proceeds in transactions intended to hedge our obligations under the Notes as described below.

In anticipation of the sale of the Notes, we or our affiliates expect to enter into hedging transactions involving purchases of securities included in or linked to the Index and/or listed and/or over-the-counter options or futures on Index Constituent Stocks or listed and/or over-the-counter options, futures or exchange-traded funds on the Index prior to or on the trade date. From time to time, we or our affiliates may enter into additional hedging transactions or unwind those we have entered into. In this regard, we or our affiliates may:

> acquire or dispose of long or short positions of securities of issuers of the Index Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or the value of the Index Constituent Stocks;

> acquire or dispose of long or short positions in listed or over-the-counter options, futures, or exchange-traded funds or other instruments based on the level of other similar market indices or stocks; or

>    any combination of the above three.

We or our affiliates may acquire a long or short position in securities similar to the Notes from time to time and may, in our or their sole discretion, hold or resell those securities.

We or our affiliates may close out our or their hedge on or before the final valuation date. That step may involve sales or purchases of the Index Constituent Stocks, listed or over-the-counter options or futures on Index Constituent Stocks or listed or over-the-counter options, futures, exchange-traded funds or other instruments based on the level of the Index or indices designed to track the performance of the Index or other components of the U.S. equity markets.

THE HEDGING ACTIVITY DISCUSSED ABOVE MAY ADVERSELY AFFECT THE MARKET VALUE OF THE NOTES FROM TIME TO TIME. SEE "RISK FACTORS" ON PAGE S-7 FOR A DISCUSSION OF THESE ADVERSE EFFECTS.

--------------------------------------------------------------------------------

Capitalization of UBS


The following table sets forth the consolidated capitalization of UBS in accordance with International Financial Reporting Standards and translated into U.S. dollars.

AS OF SEPTEMBER 30, 2006 (UNAUDITED)                    CHF          USD

--------------------------------------------------------------------------------
                                                          (IN MILLIONS)
Debt
  Debt issued(1)                                    311,351      248,878
--------------------------------------------------------------------------------
  Total Debt                                        311,351      248,878
Minority Interest(2)                                  6,300        5,036
Shareholders' Equity                                 48,403       38,691
--------------------------------------------------------------------------------
Total capitalization                                366,054      292,604
================================================================================

------------
(1) INCLUDES MONEY MARKET PAPER AND MEDIUM TERM NOTES AS PER BALANCE SHEET POSITION.

(2) INCLUDES TRUST PREFERRED SECURITIES.

Swiss franc (CHF) amounts have been translated into U.S. dollars (USD) at the rate of CHF 1 = USD 0.79935 (the exchange rate in effect as of September 30, 2006).

--------------------------------------------------------------------------------

Supplemental U.S. Tax Considerations

THE FOLLOWING IS A GENERAL DESCRIPTION OF CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS RELATING TO THE NOTES. IT DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS RELATING TO THE NOTES. PROSPECTIVE PURCHASERS OF THE NOTES SHOULD CONSULT THEIR TAX ADVISERS AS TO THE CONSEQUENCES UNDER THE TAX LAWS OF THE COUNTRY OF WHICH THEY ARE RESIDENT FOR TAX PURPOSES AND THE TAX LAWS OF THE UNITED STATES OF ACQUIRING, HOLDING AND DISPOSING OF THE NOTES AND RECEIVING PAYMENTS OF INTEREST, PRINCIPAL AND/OR OTHER AMOUNTS UNDER THE NOTES. THIS SUMMARY IS BASED UPON THE LAW AS IN EFFECT ON THE DATE OF THIS PROSPECTUS SUPPLEMENT AND IS SUBJECT TO ANY CHANGE IN LAW THAT MAY TAKE EFFECT AFTER SUCH DATE.

The discussion below supplements the discussion under "U.S. Tax Considerations" in the attached prospectus. This discussion applies to you only if you hold your Notes as capital assets for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

     o    a dealer in securities,

     o a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

     o    a bank,

     o    a life insurance company,

     o    a tax-exempt organization,

     o a person that owns Notes as part of a straddle or a hedging or conversion transaction for tax purposes, or

     o a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This discussion is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the Notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the Notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the Notes.

Except as otherwise noted under "Non-United States Holders" below, this discussion is only applicable to you if you are a United States holder. You are a United States holder if you are a beneficial owner of a Note and you are: (i) a citizen or resident of the United States, (ii) a domestic corporation, (iii) an estate whose income is subject to United States federal income tax regardless of its source, or (iv) a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW THE NOTES SHOULD BE TREATED FOR UNITED STATES FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISER AS TO THE TAX CONSEQUENCES OF HAVING AGREED TO THE REQUIRED TAX TREATMENT OF YOUR NOTES DESCRIBED BELOW AND AS TO THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS TO YOUR INVESTMENT IN THE NOTES.

In the opinion of our counsel, Sullivan & Cromwell LLP, it would be reasonable to treat the Notes as a pre-paid derivative contract with respect to the Index and the terms of the Notes require you and us (in the absence of an administrative or judicial ruling to the contrary) to treat the Notes for all tax purposes in accordance with such characterization. If the Notes are so treated, you should recognize capital gain or loss upon the sale or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and your tax basis in the Notes. In general, your tax basis in your Notes will be equal to the price you paid for it. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations. Your holding period for your Notes will generally begin on the date after the issue date (I.E., the settlement date) for your Notes and, if you hold your Notes until maturity, your holding period will generally include the maturity date.

ALTERNATIVE TREATMENTS. Alternatively, it is possible that your Notes could be treated as a debt instrument subject to the special tax rules governing contingent debt instruments. If the Notes are so treated, you would be required to accrue interest income over the term of your Notes based upon the yield at which we would issue a non-contingent fixed-rate debt instrument with other terms and conditions similar to your Notes. You would recognize gain or loss upon the sale or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. In general, your adjusted basis in your Notes would be equal to the amount you paid for your Notes, increased by the amount of interest you previously accrued with respect to your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would be ordinary loss to the extent of interest you included in income in the current or previous taxable years in respect of your Notes, and thereafter, would be capital loss.

If the Notes are treated as a contingent debt instrument and you purchase your Notes in the secondary market at a price that is at a discount from, or in excess of, the adjusted issue price of the Notes, such excess or discount would not be subject to the generally applicable market discount or amortizable bond premium rules described in the accompanying prospectus but rather would be subject to special rules set forth in Treasury Regulations governing contingent debt instruments. Accordingly, if you purchase your Notes in the secondary market, you should consult your tax adviser as to the possible application of such rules to you.

Because of the absence of authority regarding the appropriate tax characterization of your Notes, it is possible that the Internal Revenue Service could seek to characterize your Notes in a manner that results in tax consequences to you that are different from those described above. For example, the Internal Revenue Service could possibly assert that any gain or loss that you recognize upon the maturity of the Notes should be treated as ordinary gain or loss. You should consult your tax adviser as to the tax consequences of such characterization and any possible alternative characterizations of your Notes for U.S. federal income tax purposes.

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

TREASURY REGULATIONS REQUIRING DISCLOSURE OF REPORTABLE TRANSACTIONS. Treasury regulations require United States taxpayers to report certain transactions that give rise to a loss in excess of certain thresholds (a "Reportable Transaction"). Under these regulations, if the Notes are denominated in a foreign currency, a United States holder that recognizes a loss with respect to the Notes that is characterized as an ordinary loss due to changes in currency exchange rates (under any of the rules discussed above) would be required to report the loss on Internal Revenue Service Form 8886 (Reportable Transaction Statement) if the loss exceeds the thresholds set forth in the regulations. For individuals and trusts, this loss threshold is $50,000 in any single taxable year. For other types of taxpayers and other types of losses, the thresholds are higher. You should consult with your tax advisor regarding any tax filing and reporting obligations that may apply in connection with acquiring, owning and disposing of Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING. If you are a noncorporate United States holder, information reporting requirements, on Internal Revenue Service Form 1099, generally will apply to:

     o payments of principal and interest on a Note within the United States, including payments made by wire transfer from outside the United States to an account you maintain in the United States, and

     o the payment of the proceeds from the sale of a Note effected at a United States office of a broker.

Additionally, backup withholding will apply to such payments if you are a noncorporate United States holder that:

     o    fails to provide an accurate taxpayer identification number,

     o is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or

     o in certain circumstances, fails to comply with applicable certification requirements.

Payment of the proceeds from the sale of a Note effected at a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, a sale of a Note that is effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

     o the proceeds are transferred to an account maintained by you in the United States,

     o the payment of proceeds or the confirmation of the sale is mailed to you at a United States address, or

     o the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption.

In addition, a sale of a Note effected at a foreign office of a broker will be subject to information reporting if the broker is:

     o    a United States person,

     o    a controlled foreign corporation for United States tax purposes,

     o a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

SUPPLEMENTAL U.S. TAX CONSIDERATIONS
--------------------------------------------------------------------------------

     o    a foreign partnership, if at any time during its tax year:

     o one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

     o such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that you are a United States person and the documentation requirements described above are met or you otherwise establish an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that you are a United States person.

NON-UNITED STATES HOLDERS. If you are not a United States holder, you will not be subject to United States withholding tax with respect to payments on your Notes but you may be subject to generally applicable information reporting and backup withholding requirements with respect to payments on your Notes unless you comply with certain certification and identification requirements as to your foreign status.

--------------------------------------------------------------------------------

ERISA Considerations

We, UBS Securities LLC, UBS Financial Services Inc. and other of our affiliates may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or a "disqualified person" (within the meaning of Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code")) with respect to an employee benefit plan that is subject to ERISA and/or an individual retirement account, Keogh plan or other plan or account that is subject to Section 4975 of the Code ("Plan"). The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates acts as a fiduciary as defined in Section 3(21) of ERISA and/or Section 4975 of the Code ("Fiduciary") would constitute a prohibited transaction under ERISA or the Code unless acquired pursuant to and in accordance with an applicable exemption. The purchase of the Notes by a Plan with respect to which UBS Securities LLC, UBS Financial Services Inc. or any of our affiliates does not act as a Fiduciary but for which any of the above entities does provide services could also be prohibited, but one or more exemptions may be applicable. Any person proposing to acquire any Notes on behalf of a Plan should consult with counsel regarding the applicability of the prohibited transaction rules and the applicable exemptions thereto. Upon purchasing the Notes, a Plan will be deemed to have represented that the acquisition, holding and, to the extent relevant, disposition of the Notes is eligible for relief under Prohibited Transaction Class Exemption ("PTCE") 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60 or PTCE 96-23. The discussion above supplements the discussion under "ERISA Considerations" in the attached prospectus.

--------------------------------------------------------------------------------

Supplemental Plan of Distribution

UBS has agreed to sell to UBS Securities LLC and UBS Financial Services Inc., and UBS Securities LLC and UBS Financial Services Inc. have agreed to purchase from UBS the aggregate principal amount of the Notes specified on the front cover of this prospectus supplement. The Notes will be issued pursuant to a distribution agreement substantially in the form attached as an exhibit to the registration statement of which the accompanying prospectus forms a part. UBS Securities LLC and UBS Financial Services Inc. intend to resell the offered Notes at the original issue price applicable to the offered Notes to be resold. UBS Securities LLC and UBS Financial Services Inc. may resell Notes to securities dealers at a discount from the original issue price applicable to the offered Notes up to the underwriting discount set forth on the front cover of this prospectus supplement. In the future, we or our affiliates may repurchase and resell the offered Notes in market-making transactions. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the attached prospectus.

UBS may use this prospectus supplement and accompanying prospectus in the initial sale of any Notes. In addition, UBS, UBS Securities LLC, or any other affiliate of UBS may use this prospectus supplement and accompanying prospectus in a market-making transaction for any Notes after its initial sale. In connection with this offering, UBS, UBS Securities LLC, UBS Financial Services Inc., any other affiliate of UBS or any other securities dealers may distribute this prospectus supplement and accompanying prospectus electronically. Unless UBS or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus supplement and accompanying prospectus are being used in a market-making transaction.

We expect to deliver the Notes against payment for the Notes on the fifth business day following the date of the pricing of the Notes. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially will settle in five business days (T+5), to specify alternative settlement arrangements to prevent a failed settlement.

You should rely only on the information incorporated by reference or provided in this prospectus supplement or the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus supplement is accurate as of any date other than the date on the front of the document.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

Prospectus Supplement Summary.................    S-1
Risk Factors..................................    S-7
The Dow Jones Industrial Average(R) Index.....   S-12
Valuation of the Notes........................   S-16
Specific Terms of the Notes...................   S-17
Use of Proceeds and Hedging...................   S-23
Capitalization of UBS.........................   S-24
Supplemental U.S. Tax Considerations..........   S-25
ERISA Considerations..........................   S-29
Supplemental Plan of Distribution.............   S-30

PROSPECTUS

Introduction..................................      3
Cautionary Note Regarding Forward-
  Looking Information.........................      5
Incorporation of Information About
  UBS AG......................................      7
Where You Can Find More Information...........      8
Presentation of Financial Information.........      9
Limitations on Enforcement of U.S.
  Laws Against UBS AG, Its
  Management and Others.......................     10
Capitalization of UBS.........................     10
UBS...........................................     11
Use of Proceeds...............................     13
Description of Debt Securities We May
  Offer.......................................     14
Description of Warrants We May Offer..........     36
Legal Ownership and Book-Entry
  Issuance....................................     53
Considerations Relating to Indexed
  Securities..................................     59
Considerations Relating to Securities
  Denominated or Payable in or Linked
  to a Non-U.S. Dollar Currency...............     62
U.S. Tax Considerations.......................     65
Tax Considerations Under the Laws of
  Switzerland.................................     76
ERISA Considerations..........................     78
Plan of Distribution..........................     79
Validity of the Securities....................     82
Experts.......................................     82



[UBS LOGO OMITTED]


Enhanced
Bearish
Securities


UBS AG $12,500,000 NOTES
LINKED TO THE DOW JONES
INDUSTRIAL AVERAGE(R) INDEX
DUE DECEMBER 31, 2007



PROSPECTUS SUPPLEMENT


NOVEMBER 22, 2006
(TO PROSPECTUS DATED MARCH 27, 2006)




UBS INVESTMENT BANK
UBS FINANCIAL SERVICES INC.